Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@hawkinsinc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS POSITIVE
FISCAL 2005 FIRST QUARTER RESULTS

Minneapolis, MN, August 5, 2004 – Hawkins, Inc. (Nasdaq: HWKN) today announced sales of $30.0 million for its first quarter ended June 30, 2004, an increase of 3.1% over the $29.1 million in sales for last year’s first quarter. Net income for the first quarter of fiscal 2005 was $2.9 million, or $0.29 per share, compared with net income of $2.8 million, or $0.27 per share, earned in the same period of fiscal 2004.

Chairman and Chief Executive Officer, John R. Hawkins, commented, “The Water Treatment segment has maintained a steady growth trend, with sales increasing by 5.4% and gross margins improving to 35.9%, versus 35.7% in the first quarter a year ago. A favorable product mix, and to a lesser extent, volume increases, positively impacted results.”

Mr. Hawkins noted that Industrial segment sales were flat despite more volume of caustic soda, which was offset by lower selling prices. As a result of these and other factors, overall gross margins were 28.7%, compared to 29.0% a year ago.

Although selling, general and administrative expenses were relatively stable during the quarter as compared to the prior year, the Company expects a significant increase through the end of fiscal 2005 in expenses associated with the Company’s implementation of a new Enterprise Resource Planning system and to meet the requirements of the Sarbanes-Oxley Act.

“We end our first quarter of fiscal 2005 in excellent financial health with approximately $25.5 million in cash and marketable securities, strong, predictable cash flow and no debt,” Hawkins stated. Mr. Hawkins also commented, “During the first quarter of fiscal 2005, the Company opened a new distribution facility in Eldridge, Iowa, paving the way for further growth.”

Hawkins, Inc. is a highly focused regional company which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

The industries in which Hawkins’ customers participate include chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates fifteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of Hawkins to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 28, 2004, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Quarters Ended
	June 30, 2004	June 30, 2003

Sales	$29,955,818	$29,066,867

Cost of sales	21,370,342	20,630,734

Gross margin	8,585,476	8,436,133

Selling, general and administrative expenses	4,204,845	4,192,655

Income from operations	4,380,631	4,243,478

Investment income	196,173	222,538

Income before income taxes	4,576,804	4,466,016

Provision for income taxes	1,647,500	1,674,000

Net income	$2,929,304	$2,792,016

Weighted average number of shares outstanding	10,216,688	10,216,688

Earnings per share - basic and diluted	$0.29	$0.27

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